Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com
News Release

Echelon Reports Fourth Quarter 2013 Results
Next Major Milestone Announced in Internet of Things Strategy

SAN JOSE, Calif., February 6, 2014 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter ended December 31, 2013.

•	Q4 Revenues: $18.1 million

•	Q4 GAAP Net Loss: $4.0 million; GAAP Net Loss per Share: $0.09

•	Q4 Non-GAAP Net Loss: $3.7 million; Non-GAAP Net Loss per Share: $0.08

•	2013 Revenues: $86.2 million

•	2013 GAAP Net Loss: $17.6 million; GAAP Net Loss per Share: $0.41

•	2013 Non-GAAP Net Loss: $9.1 million; Non-GAAP Net Loss per Share: $0.21
“We see the Industrial Internet of Things market poised for growth in the coming years,” said Ron Sege, Chairman and CEO of Echelon. “Our strategy is to offer a multi-protocol, multi-media platform that enables the vast number of existing control systems to interoperate with and migrate to the emerging IoT in industrial building, lighting and grid segments.”
“We are pleased with the response to our recent software and chip product announcements springing from our strategy,” continued Sege. “Our customers see the potential for less complexity, no unnecessary rip-and-replace, and easy installation and operation.”
Total revenues for the fourth quarter were $18.1 million, down from $23.8 million in the same period last year. Revenues from Echelon’s systems sales, reflecting sales to utility customers, were $5.6 million for the fourth quarter, down from $10.7 million in the same period last year. Revenues from Echelon’s sub-systems sales, largely from commercial control system customers, were $12.5 million in the fourth quarter, down from $13.1 million a year ago. Included in sub-systems revenues were $3.2 million of sales to Enel in the fourth quarter compared with $2.9 million in the same period last year.
For the full year of 2013, revenues were $86.2 million compared to $134.0 million in 2012. System revenues decreased 53% to $39.9 million and sub-system revenues declined 5% to $46.3 million. Within system revenues, the non-recurring sales of data concentrators to Enel for the full year were $4.4 million, while sub-systems sales to Enel increased 14% to $7.4 million.
Gross margin in the fourth quarter of 2013 was 49.5% compared with 47.0% in the fourth quarter of 2012. Higher gross margins were largely driven by product mix and cost reductions. Total operating expenses for the quarter declined to $12.6 million from $14.9 million in the same period last year, once again demonstrating the Company’s commitment to effectively managing costs.

GAAP net loss for the fourth quarter was $4.0 million, or $0.09 per share, compared with a net loss of $4.1 million, or $0.10 per share, in the same period last year. Non-GAAP net loss for the fourth quarter was $3.7 million, or $0.08 per share, compared with a non-GAAP net loss of $2.7 million, or $0.06 per share for the fourth quarter of 2012.

GAAP net loss for the full year of 2013 was $17.6 million, or $0.41 cents per share, compared to GAAP net loss of $12.8 million, or $0.30 cents per share, for the same period in 2012. Non-GAAP net loss for the year was $9.1 million, or $0.21 cents per share, compared to non-GAAP net loss of $4.7 million, or $0.11 cents per share in 2012.

Business Outlook
Echelon offers the following guidance for the first quarter of 2014:

•	Total revenues are expected to be between $16.0 million to $18.0 million, with Grid revenues accounting for approximately 40% and IoT revenues accounting for 60% of the total.

•	Non-GAAP gross margin is expected to be in a range of 46.5% to 48.5%

•	Stock-based compensation expense is expected to be approximately $1.0 million.

•	Non-GAAP loss per share amounts are expected to range from $0.08 to $0.13, based on 43 million fully diluted weighted average shares outstanding.

•	GAAP loss per share is expected to be between $0.10 to $0.15.
For those interested in further discussion regarding this release, Echelon's management will participate in a conference call today at 5:00 p.m. Eastern Time. To access the call, dial (888) 771-4371 or (847) 585-4405 outside the U.S and provide the confirmation number 36513262. An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information
Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.
Echelon’s management uses certain non-GAAP financial information, namely operating results excluding restructuring charges, litigation charges, the impact of stock-based compensation charges made in accordance with ASC 718 (formerly SFAS 123R), as well as certain other non-routine charges, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes these charges (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation
Echelon Corporation (NASDAQ: ELON), a foundational leader in the Industrial Internet of Things, delivers elements necessary to design, install, monitor and control industrial-strength 'communities of devices' within the lighting, building automation, grid, Internet of Things, 'maker' and other markets worldwide. Echelon develops and sells complete systems and subsystems for target applications, plus system-on-chips (SoCs), embedded software, and commissioning and management tools for OEMs. With more than 100 million Echelon-powered devices installed worldwide, the company helps its customers easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. Echelon helps its customers reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at http://www.echelon.com and at the company's blog at http://blog.echelon.com/.

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Echelon, the Echelon logo, and IzoT are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. Echelon advises caution in reliance on forward-looking statements.  Forward looking statements include, without limitation, those relating to the recovery of the smart grid markets, the potential success of the IzoT platform, the company’s opportunities for future growth and the Company’s guidance for the first quarter of 2014.  Actual results could differ materially from those projected in forward-looking statements as a result of a number of risks and uncertainties. Such risks and uncertainties, include, but are not limited to, risks associated with the continued development and growth of markets for Echelon's products and services; failure to achieve revenue estimates, maintain expense controls or achieve gross margins targets; circumstances that may delay the time frame for achieving our business outlook; the risk that global economic conditions will affect our customers’ ability to receive regulatory or other approval or financing for system or sub-system-based deployments; the timely development of Echelon's products and services and the ability of those products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in Echelon's SEC filings.  The discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission, including reports on its most recently filed Form 10-K and Form 10-Q.  The financial information presented in this release reflects estimates based on information that is available to us at this time. Actual results, events and performance may differ materially. Echelon undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in Echelon's Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Investor Relations Contacts:
Annie Leschin
StreetSmart Investor Relations
+1 (415) 775-1788
annie@streetsmartir.com

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,648	$18,876
Short-term investments	42,987	42,979
Accounts receivable, net	10,522	15,725
Inventories	6,445	11,729
Deferred cost of goods sold	1,649	846
Other current assets	2,040	2,662
Total current assets	78,291	92,817
Property and equipment, net	18,670	21,777
Other long‑term assets	9,167	8,989
	$106,128	$123,583

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,424	$8,551
Accrued liabilities	7,395	4,637
Current portion of lease financing obligations	2,257	2,056
Deferred revenues	6,125	4,912
Total current liabilities	21,201	20,156
Long-term liabilities	16,950	19,632
Total stockholders’ equity	67,977	83,795
Total liabilities and stockholders’ equity	$106,128	$123,583

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Revenues:
Product	$17,485	$22,088	$83,118	$129,475
Service	643	1,710	3,042	4,542
Total revenues	18,128	23,798	86,160	134,017
Cost of revenues:
Cost of product (1)	8,932	12,039	41,916	75,391
Cost of service (1)	225	570	1,087	2,171
Total cost of revenues	9,157	12,609	43,003	77,562
Gross profit	8,971	11,189	43,157	56,455
Operating expenses:
Product development (1)	5,201	6,559	22,361	30,009
Sales and marketing (1)	3,844	4,948	16,348	21,460
General and administrative (1)	3,599	3,426	14,644	15,050
Litigation charges	—	—	3,452	—
Restructuring charges	—	—	2,522	1,176
Total operating expenses	12,644	14,933	59,327	67,695
Loss from operations	(3,673)	(3,744)	(16,170)	(11,240)
Interest and other expense, net	(216)	(168)	(702)	(362)
Interest expense on lease financing obligations	(297)	(329)	(1,235)	(1,360)
Loss before provision for income taxes	(4,186)	(4,241)	(18,107)	(12,962)
Income tax expense	55	71	311	219
Net loss	$(4,241)	$(4,312)	$(18,418)	$(13,181)
Net loss attributable to non controlling interest	218	207	808	363
Net loss attributable to Echelon Corporation Stockholders	(4,023)	(4,105)	(17,610)	(12,818)
Net loss per share:
Basic	(0.09)	(0.10)	$(0.41)	$(0.30)
Diluted	(0.09)	(0.10)	$(0.41)	$(0.30)
Shares used in computing net loss per share:
Basic	43,252	42,905	43,092	42,650
Diluted	43,252	42,905	43,092	42,650

(1) Amounts include stock-based compensation costs as follows:
Cost of product	$55	$105	$193	$567
Cost of service	12	29	47	111
Product development	163	430	696	2,304
Sales and marketing	(30)	436	635	1,896
General and administrative	161	411	967	2,098
Total stock-based compensation expenses	$361	$1,411	$2,538	$6,976

ECHELON CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
GAAP net loss	(4,023)	(4,105)	(17,610)	(12,818)
Stock-based compensation	$361	$1,411	$2,538	$6,976
Litigation charges	—	—	3,452	—
Restructuring charges	—	—	2,522	1,176
Total non-GAAP adjustments to earnings from operations	361	1,411	8,512	8,152
Income tax effect of reconciling items	—	—	—	—
Non-GAAP net loss	(3,662)	(2,694)	(9,098)	(4,666)
Non-GAAP net loss per share:
Diluted	$(0.08)	$(0.06)	$(0.21)	$(0.11)
Shares used in computing net loss per share:
Diluted	43,252	42,905	43,092	42,650

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31
	2013	2012

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss including non-controlling interest	$(18,418)	$(13,181)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,020	6,580
Loss on disposal of fixed assets	30	22
Increase in allowance for doubtful accounts	47	40
Increase in accrued investment income	(6)	(6)
Stock-based compensation	2,538	6,976
Change in operating assets and liabilities:
Accounts receivable	5,151	19,405
Inventories	5,284	(642)
Deferred cost of goods sold	(797)	5,686
Other current assets	450	1,386
Accounts payable	(2,925)	(9,669)
Accrued liabilities	2,605	(3,250)
Deferred revenues	978	(7,906)
Deferred rent	(36)	(43)
Net cash (used in) provided by operating activities	(1,079)	5,398

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of available‑for‑sale short‑term investments	(46,947)	(83,926)
Proceeds from maturities and sales of available‑for‑sale short‑term investments	46,946	81,957
Change in other long‑term assets	(51)	(15)
Capital expenditures	(971)	(1,129)
Net cash used in investing activities	(1,023)	(3,113)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Principal payments of lease financing obligations	(2,056)	(1,971)
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options	(453)	(1,325)
Proceeds from exercise of stock options	—	—
Proceeds from noncontrolling interests	—	1,960
Net cash used in financing activities	(2,509)	(1,336)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	383	269

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,228)	1,218

CASH AND CASH EQUIVALENTS:
Beginning of period	18,876	7,675
End of period	$14,648	$18,876